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                                                                      EXHIBIT 5

                          Florida Progress Corporation
                               One Progress Plaza
                            St. Petersburg, FL 33701
                                  727/820-5153

Kenneth E. Armstrong
Vice President and General Counsel

                                January 5, 2000


Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL 33701

       Re: Issuance and sale of shares of Common Stock, without par value, under Florida Progress Corporation Long-Term Incentive Plan

Ladies and Gentlemen:

         I am rendering this opinion in connection with the registration of 500,000 shares of common stock, without par value (the "Common Stock") of Florida Progress Corporation (the "Company") to be issued from time to time under the Florida Progress Corporation Long-Term Incentive Plan (the "Plan").

         A Registration Statement on Form S-8 (the "Registration Statement") is expected to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") on January 6, 2000 for the registration of (i) 500,000 shares of the Company's Common Stock to be issued under the Plan (the "Shares"), and (ii) the Rights associated with such Shares (as the term Rights is defined in the Shareholder Rights Agreement dated November 21, 1992 between the Company and Chemical Bank (successor to Manufacturers Hanover Trust Company), as rights agent, as amended by an Amendment dated February 20, 1997, and as further amended by a Second Amendment dated August 22, 1999 (the "Shareholder Rights Agreement").







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Florida Progress Corporation
January 5, 2000
Page Two


         As your counsel, I and members of the Company's legal department have participated in the preparation of the Registration Statement. We also have examined the Plan, the Company's Restated Articles of Incorporation and Bylaws, as amended to date, the Shareholder Rights Agreement and the resolutions adopted by the Company's Board of Directors on December 14, 1999, relating to the Registration Statement.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. Florida Progress Corporation is a corporation duly organized and existing under the laws of the State of Florida; and

         2. When the Registration Statement shall have become effective and original issue Shares and the related Rights are issued and sold from time to time in accordance with the terms of the Plan, such Shares and Rights will be duly authorized, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Interests of Named Experts and Counsel" therein and under the heading "Experts" in the documents constituting a prospectus relating to the Plan.

                                       Very truly yours,

                                       /s/ Kenneth E. Armstrong
                                       ----------------------------------------
                                           Kenneth E. Armstrong



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